LETTER OF AGREEMENT

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which Chord Advisors, LLC (“Chord”) agrees to provide The SpendSmart Payments Company (the “Company”) comprehensive outsourced accounting solutions. These services may include, but are not limited to, all items listed in “Addendum A.” The Company represents and warrants that it will provide on a timely basis any information requested by Chord which is necessary to perform such services and further represents and warrants that such information shall be accurate.

Section 2. Engagement Period. Unless sooner terminated as provided herein, the term of this agreement (the “Engagement Period”) shall commence on October 15, 2013 and shall continue until terminated by either party. Each party represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the nature of its activities requires such qualification. Each party further represents: (1) that it has full power and authority to carry on its business as presently or proposed to be conducted and to enter into and perform its obligations under this Agreement; (2) that this Agreement has been duly authorized by all necessary corporate actions; and (3) that this Agreement constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms (except as such enforcement may be limited by bankruptcy, creditors’ rights laws or general principles of equity).

Section 3. Fees. (a) The Company shall pay to Chord for its services hereunder an advisory fee (the “Advisory Fee”) of $ $7,500 per month. Advisory Fees shall be payable on or before the 15th day of each calendar month which occurs during the Engagement Period. In addition, the Company shall grant Chord an option, which shall vest immediately, to purchase 5,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The Company shall deliver to Chord a formal option agreement within 30 days from the execution of this agreement.

Section 4. Expenses. In addition to all other fees payable to Chord hereunder, the Company hereby agrees to reimburse Chord for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. No individual expenses over $50 per month will be expended without the prior written approval of the Company.

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Section 5. Indemnification. Each of the Company and Chord agrees to defend, indemnify and hold the other and its respective affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) which arise from the Company's or Chord's (as the case may be) breach of its obligations hereunder or any representation or warranty made by it herein. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 6. Termination of Agreement. (a) Subject to paragraph (b) below, either party may terminate this Agreement and Chord’s engagement hereunder, with or without cause, immediately upon written notice given to the other party at any time during the Engagement Period hereunder. In such event, all compensation accrued to Chord prior to such cancellation, whether in the form of Advisory Fees, reimbursement for expenses or otherwise, will become due and payable promptly upon such termination and Chord shall be relieved of any and all further obligation to provide any services hereunder.

(b) Notwithstanding anything to the contrary herein contained, Sections 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive any termination or breach of this agreement by either party.

Section 7. Intellectual Property. Chord hereby agrees that all right, title and interest in any deliverables provided by Chord will become the Company’s sole and exclusive property. To the extent any reports or other documents delivered to the Company contain proprietary information of Chord, Chord hereby grants the Company and its affiliates a non-exclusive, royalty-free license to use it in connection with the subject of this Agreement.

Section 8. Confidentiality. Chord understands that all communications between the Company and Chord, either oral or written, as well as any materials or information developed or received by Chord pursuant to this Agreement, are intended to be confidential. Accordingly, Chord agrees, subject to applicable law or court order, not to disclose any of such communications (whether written or oral), or any of the information received or developed in the course of Chord’s work for the Company, to any person or entity apart from the Company or such other persons or entities as the Company may designate.

Section 9. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 10. Consent to Jurisdiction. This agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. The parties further consent to the exclusive jurisdiction of the State and Federal courts located within the City, County and State of New York to resolve any dispute arising under this Agreement, and waive any defense to such jurisdiction based upon inconvenient forum.

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Section 11. Other Services. If the Company desires additional services not provided for in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 12. Entire Agreement. This letter agreement contains the entire agreement of the Company and Chord, and supersedes any and all prior discussions and agreements, whether oral or written, with respect to the matters addressed herein.

Section 13. Counterparts. This letter agreement may executed in two or more counterparts, each of which shall be considered an original and all of which, taken together, shall be considered as one and the same instrument.

Please evidence your acceptance of the provisions of this letter by signing below and returning a copy to Chord Advisors, LLC.

Very truly yours,

/s/ David Horin

David Horin

President and Founder

Chord Advisors, LLC

ACCEPTED AND AGREED

AS OF THE DATE FIRST ABOVE WRITTEN:

By:	/s/ Bill Hernandez

Name: Bill Hernandez

Title: President

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